AVIS BUDGET GROUP, INC.

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) dated this 15th day of December, 2014 by and between Avis Budget Group, Inc., a Delaware corporation (the “Company”), and Patric T. Siniscalchi (the “Consultant”).

WHEREAS, in light of the Consultant’s experience and knowledge regarding the Company and industry-related matters, the Company wishes to retain the services of the Consultant on the terms and conditions set forth herein and the Consultant has agreed to so serve the Company and its affiliates.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Consulting Period. The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 3 hereof), for a term of three years commencing on April 1, 2015 (the “Effective Date”) and ending on March 31, 2018. Notwithstanding the foregoing, the Consultant or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) prior to March 31, 2018 by providing the other party with at least thirty (30) days’ advance written notice of such termination. The period of time between the Effective Date and the termination of the Consultant’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.” The parties hereby acknowledge that the Consultant’s employment relationship with the Company shall terminate for all purposes on April 1, 2015.

2.
Release. In partial consideration for entering into this Agreement, the Consultant agrees to execute within forty-five days following each of (i) March 31, 2015, and (ii) termination of the Consulting Period, and not to revoke, a separation and release agreement with the Company in such form as reasonably determined by the Company, which will require the Consultant, in part, to release all actual and purported claims against the Company and its affiliates (each such separation and release agreement referred to herein as a “Release”).

3.
Services. During the Consulting Period, the Company hereby retains the Consultant to perform such services as the Company may reasonably request from time to time, including, without limitation, aiding in the transition of his current responsibilities as President, Latin America/Asia-Pacific and continuing to be involved in the Company’s joint ventures in China and Brazil (collectively, the “Services”). The Consultant may perform the Services at such times and in such manner as reasonably requested by the Company from time to time; provided that, to the extent that the Services do not require performance from a specific location, the Consultant may perform the Services at a location of the Consultant’s choice so long as the Consultant is available to report by telephone or in person as reasonably

11

requested by the Company. The Consultant shall report directly to the Chief Executive Officer of the Company.

4.	Consulting Fees.

(a)
Fee. During the Consulting Period, the Consultant shall be entitled to receive an annual fee of (i) $300,000 for the period from April 1, 2015 through March 31, 2016, $200,000 for the period from April 1, 2016 through March 31, 2017, and (iii) $100,000 for the period from April 1, 2010 through March 31, 2018 (the “Consulting Fee”). The Consulting Fee shall be paid on a monthly basis, on the last business day of each month commencing with April 30, 2015.

(b)
Perquisites. During the Consulting Period, the Consultant shall be entitled to continued access to company car usage in accordance with Company policy, an executive physical, financial planning expense reimbursements in accordance with Company policy and continued health coverage (“Company-subsidized COBRA”, which shall not extend beyond September 2016) (the “Perquisites”). For purposes of this Agreement, “Company subsidized COBRA” shall mean that the Company shall subsidize the total cost of COBRA coverage such that the contribution required of the Consultant for health plan participation during the Consulting Period shall be substantially equal to the contributions required of active employed executives of the Company.

(c)
Reimbursement for Business Expenses. Upon presentation of appropriate documentation, the Consultant shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Consultant’s performance of the Services.

5.	Termination.

(a)
Consulting Fee and Perquisites. If the Consulting Period is terminated prior to March 31, 2018 by the Company other than: (i) “for cause” (as defined below); (ii) in connection with the Consultant’s disability which prevents the Consultant (or is reasonably expected to prevent the Consultant as reasonably determined by the Company in good faith) from performing the Services through March 31, 2018 (the Consultant’s “disability”); or (iii) death, , the Consultant shall be entitled to receive (1) continued payment of the Consulting Fee through March 31, 2018 on the same basis as the Consultant would have been entitled to receive the Consulting Fee under Section 4(a) hereof had the Consulting Period not been so terminated, and (2) continued access to the Perquisites as provided in Section 4(b) hereof , subject, in all cases, to the Consultant’s satisfaction of the Release condition contained in Section 2 hereof; provided, however, that access to Perquisites shall cease no later than eighteen months following termination (or September 2016, in the case of continued health coverage pursuant to COBRA).

(b)
Stock-based Awards. If the Consulting Period is terminated prior to March 31, 2018 (A) by the Company other than “for cause,” or (B) as a result of the Consultant’s “disability,” or death, the service requirement included in the Consultant’s then outstanding unvested stock-based awards in the Company that would have vested in accordance with their original vesting schedule on or prior to January 31, 2017 shall be waived as of the date of such termination, and to the extent that any such awards are subject to additional vesting conditions based on the achievement of specified objective performance goals on or prior to January 31, 2017, such awards shall remain outstanding following such termination and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting of such awards during the period ending on January 31, 2017.

(c)
Coordination of Termination Benefits with Release Execution. The Company’s obligation to provide the payments and benefits in Sections 5(a), 5(b) and 6 hereof is subject to, and contingent upon, the Consultant (or the Consultant’s estate, if applicable) satisfying the Release condition contained in Section 2 hereof. To the extent that any portion of the payments or benefits to be provided in Sections 5(a), 5(b) or 6 hereof constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code, if the forty-five day Release consideration period set forth in Section 2 hereof spans two calendar years at the time of termination of the Consulting Period, any such payments or benefits shall not be paid or commence to be paid until the calendar year following the calendar year of termination.

(d)
Definition. “Termination for Cause” shall mean: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its subsidiaries; (ii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), or (iii) the Consultant’s material breach of this Agreement, including any material failure of the Consultant to perform the Services.

6.
Death and Disability. If the Consulting Period is terminated by the Company due to the Consultant’s “disability” or death prior to March 31, 2018, the Consultant (or the Consultant’s beneficiary) shall be entitled to receive continued payment of the Consulting Fee through March 31, 2018 on the same basis as the Consultant would have been entitled to receive the Consulting Fee under Section 4(a) hereof had the Consulting Period not been so terminated, subject, in all cases, to the Consultant’s satisfaction of the Release condition contained in Section 2 hereof and to the provisions of Section 5(c) hereof.

7.
Independent Contractor Status. The Consultant acknowledges and agrees that the Consultant’s status at all times shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section

4 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant’s sole and complete responsibility and that the Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Consultant also agrees that during the Consulting Period, the Consultant shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company except as expressly provided herein.

8.	Restrictive Covenants.

(a)	Confidential Information. The Consultant acknowledges that Confidential Information is a valuable, special, and unique asset of the Company and its subsidiaries and agrees to the following:

(i)
The term “Confidential Information” includes, but is not limited to, any and all of Company’s and its subsidiaries’ trade secrets, confidential and proprietary information and all other information and data of the Company and its subsidiaries that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: (A) marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; (B) organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to the Company’s and its subsidiaries’ distributors; (C) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices; (D) technical information such as product specifications, improvements, discoveries, developments, designs, inventions, techniques, new products and training methods; (E) information disclosed to the Consultant as part of a specialized, proprietary training process; and (F) information of third parties provided to the Consultant subject to non-disclosure restrictions for use in the Consultant’s business for the Company and its subsidiaries.

(ii)
Notwithstanding anything in the foregoing to the contrary, the term “Confidential Information” shall not include any information that: (A) is at the time of disclosure, or subsequently becomes, part of the public domain through no act or failure to act on the part of the Consultant, any representative of the Consultant or any other current or former service provider of the Company or its subsidiaries; (B) is already known or possessed by the Consultant with no obligation of confidentiality to the Company or its subsidiaries at the time of the disclosure of such information by the Company or its subsidiaries; (C) is furnished to the Consultant by a third party source other than the Company or its subsidiaries, provided that such third party source is not known by the Consultant to be prohibited from disclosing such information by a contractual, legal, or fiduciary obligation owed to the Company or its subsidiaries; or (D) is independently developed by the Consultant outside of the Consultant’s service with the Company and without reference to, use of, or as a result of knowledge of the Confidential Information. In addition, it is understood and agreed that this Section 8(a)(ii) shall not prevent the Consultant from making disclosures of Confidential

Information required by applicable law or required to be made to governmental authorities, or disclosures to the Consultant’s auditors, and legal and tax advisors.

(iii)
The Consultant acknowledges that because of the Consultant’s position with the Company, the Consultant will have access to Confidential Information. The Consultant agrees that the Consultant will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than (A) disclosure to authorized employees and agents of the Company and its subsidiaries who are bound to maintain the confidentiality of the Confidential Information, and/or (B) for authorized purposes during the course of the Consultant’s service in furtherance of the Company’s and its subsidiaries’ business.

(iv)
The Consultant will notify the Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. The Consultant will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. The Consultant will implement and abide by all procedures adopted by the Company and its subsidiaries to prevent unauthorized disclosure, transfer, or use of Confidential Information. Immediately upon termination of the Consultant’s service with the Company, the Consultant shall return to the Company all of the Company’s and its subsidiaries’ property relating to the Company’s and its subsidiaries’ business, including, without limitation, all of the Company’s and its subsidiaries’ property which is in the possession, custody or control of the Consultant such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.

(v)
Except to the extent that disclosure is required by applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Consultant hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Consultant’s conduct imposed by the provisions of this Agreement who, in each case, agree to keep such information confidential.

(b)
Noncompetition. The Consultant acknowledges that the Services are of a unique nature and are irreplaceable, and that the Consultant’s performance of any service to a competing business will result in irreparable harm to the Company. Accordingly, until March 31, 2018, the Consultant agrees that the Consultant shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a “Competitive Business” (as defined below) in any locale of any country in which the Company conducts business. Nothing in this Section 8(b) shall prohibit the Consultant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a Competitive Business, so long as the Consultant has no active participation in the business of such corporation. As used herein, the term “Competitive Business” shall mean any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder (other than being less than a 1% shareholder in a publicly traded company), officer, director, agent, employee, consultant, trustee, affiliate, or otherwise.

(c)
Non-solicitation; Noninterference. Until March 31, 2018, the Consultant agrees that the Consultant shall not, except in the furtherance of the Consultant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8(c) while so employed or retained and for a period of six (6) months thereafter.

(d)
Non-disparagement. The Consultant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)
Cooperation. In connection with any termination of the Consulting Period, the Consultant agrees to assist the Company, as reasonably requested by the Company, to facilitate a smooth transition of the Consultant’s job responsibilities to the Consultant’s successor. In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Consultant agrees that for the period ending March 31, 2018, the Consultant will respond and provide information with regard to matters in which the Consultant has knowledge as a result of the Consultant’s service with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Consultant’s service with the Company. The Consultant agrees to promptly inform the Company if the Consultant becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Consultant also agrees to promptly inform the Company (to the extent that the Consultant is legally permitted to do so) if the Consultant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Consultant for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Consultant in complying with this Section 8(e).

(f)
Enforcement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)
Remedies. The Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and, in recognition of this fact, the Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(h)
Forfeiture. In the event of a final judgment by a court of competent jurisdiction that the Consultant has breached any of the provisions of this Section 8, the Consultant shall forfeit the right to receive any further benefits under this Agreement.

9.
Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New Jersey or the United States District Court for the District of New Jersey and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Consultant’s service relationship with the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New Jersey, the court of the United States of America for the District of New Jersey, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New Jersey State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Consultant or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONSULTANT’S SERVICE RELATIONSHIP WITH THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE CONSULTANT’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Consultant’s or the Company’s address as provided in Section 11 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New Jersey. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

10.
Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 10, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any subsidiary or any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

11.
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey 07054
Attention: Corporate Secretary

With a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.
Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

13.	Survival. The provisions of Sections 8 through 10 hereof shall survive any termination of the Consulting Period or this Agreement.

14.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director as may be designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

AVIS BUDGET GROUP, INC.

By: /s/ Ronald L. Nelson
Name: Ronald L. Nelson
Title: Chief Executive Officer, President and Chief Operating Officer

CONSULTANT

/s/ Patric T. Siniscalchi
Patric T. Siniscalchi